UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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FIRST COMMUNITY FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[First Community Financial Corporation Logo]

First Community Financial Corporation

Two North Main Street

Mifflintown, PA 17059

March 15, 2004

Dear Shareholder,

You are cordially invited to attend the 2004 Annual Meeting of Shareholders of First Community Financial Corporation to be held on Tuesday, April 13, 2004 beginning at 10:00 a.m. The meeting will be held at the Cedar Grove Brethren in Christ Church, located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania.

A Notice of the Annual Meeting, Proxy Statement and Proxy are enclosed. Please review this material and complete, sign, date and return the Proxy in the postage-paid envelope provided. It is important for you to return the Proxy whether or not you plan to attend the Annual Meeting. Also, please review the enclosed Annual Report, which includes details of the success achieved by your company during 2003.

Sincerely,

James R. McLaughlin
Chairman, President and
Chief Executive Officer

[First Community Financial Corporation Logo]

First Community Financial Corporation

Two North Main Street

Mifflintown, Pennsylvania 17059

March 15, 2004

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of First Community Financial Corporation will be held on Tuesday, April 13, 2004, at 10:00 a.m., at the Cedar Grove Brethren in Christ Church, located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania, to consider and take action on the following matters:

1. Elect three directors to Class A for three year terms expiring in 2007; and

2. Transact such other business as may properly come before the meeting.

Your Board of Directors recommends a vote “in favor of” the election as directors to Class A of the three nominees listed in the enclosed Proxy Statement.

James R. McLaughlin
Chairman, President and
Chief Executive Officer

FIRST COMMUNITY FINANCIAL CORPORATION

Two North Main Street

Mifflintown, Pennsylvania 17059

PROXY STATEMENT

Annual Meeting Information

This proxy statement contains information about the Annual Meeting of Shareholders of First Community Financial Corporation to be held Tuesday, April 13, 2004, beginning at 10:00 a.m., at the Cedar Grove Brethren in Christ Church, located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania, and at any adjournments or postponements of the meeting. The proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to shareholders on or about March 15, 2004.

Who is entitled to vote?

Shareholders owning Company Common Stock on March 1, 2004 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On March 1, 2004 there were 700,000 shares of Common Stock outstanding.

On what am I voting?

You will be asked to elect 3 directors to Class A for three-year terms expiring in 2007.

The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of Company management.

How does the Board of Directors recommend I vote in the election of directors?

The Board of Directors recommends a vote FOR the election of each of the three nominees as directors to Class A.

How do I vote?

Sign and date each proxy form you receive and return it in the postage-paid envelope provided. If you sign your proxy form but do not mark your choices, your proxies will vote for the three persons nominated for election as directors to Class A.

You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, First Community Financial Corporation, Two North Main Street, Mifflintown, Pennsylvania 17059, submit another properly signed proxy with a more recent date, or vote in person at the meeting.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.

What vote is required to elect directors?

The three nominees for election as directors to Class A receiving the highest number of votes will be elected to the Board of Directors.

Who will count the vote?

The Judges of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the Annual Meeting.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the Company’s By-laws as described below. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than November 12, 2004. All proposals should be addressed to the Secretary of the Company.

The Company’s By-laws specify procedures by which shareholders may nominate candidates for election to the Board of Directors described below on pages 6 and 7 of this Proxy Statement.

The Company’s By-laws also specify procedures by which shareholders may bring business before an annual meeting of shareholders. In order to be considered timely, a shareholder must deliver written notice, containing the information specified by the By-laws, to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting. In connection with the annual meeting anticipated to be held in 2005, such notices would have to be received by the Secretary not before January 13, 2005 nor later than February 12, 2005.

How are proxies being solicited?

In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held by such persons and will be reimbursed by the Company for their expenses. The cost of soliciting proxies for the Annual Meeting will be born by the Company.

Share Ownership of Certain Beneficial Owners

The Company does not know of any person who beneficially owned more than 5% of the Company’s Common Stock on March 1, 2004, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
JMD Partners, L.P. 3190 Galloway Drive San Diego, CA 92122	71,152(a)	10.16%

Frank L. Wright 4110 McIntosh Road Harrisburg, PA 17112	50,000(b)	7.14%

First National Bank of Mifflintown Two North Main Street Mifflintown, PA 17059	46,740(c)	6.67%

(a)	Jane Doty Ferrier, as Trustee of the Ferrier Family Trust 2 (fbo Jane Doty Ferrier), which is the general partner of JMD Partners, L.P. and, as the holder of a 0.58% general partnership interest and a 89.31% limited partnership interest in JMD Partners, L.P., has sole voting power and sole dispositive power with respect to the shares held of record by JMD Partners, L.P. and, therefore, may be deemed a beneficial owner of such shares.
(b)	Shares held by “Manufacturers and Traders Trust Co., Trustee for Frank L. Wright Money Purchase Pension Plan.”
(c)	Shares held directly by the Bank, or by way of its nominees, in its trust department as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. The Bank has sole voting authority as to 43,662 of these shares. Subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, the Bank may vote shares as to which it has sole voting power in what it reasonably believes to be in the best interest of the respective trust, estate or agency account for which it holds such shares but, as a matter of policy, the Bank does not vote shares for which it has sole voting power. The Bank does not have the right to vote the remaining 3,078 shares and disclaims beneficial ownership of such shares.

Share Ownership of Management

The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 14, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 1, 2004. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock Beneficially Owned		Percentage of Class (a)
Joseph E. Barnes, Jr.	3,680		—
Nancy S. Bratton	4,145		—
John P. Henry, III	2,330		—
Samuel G. Kint	12,200		1.74%
James R. McLaughlin	10,000		1.43%
Clair E. McMillen	5,028		—
Samuel F. Metz	18,500	(b)	2.64%
Charles C. Saner	1,300		—
Roger Shallenberger	25,000	(c)	3.57%
Lowell M. Shearer	22,240	(d)	3.18%
Frank L. Wright	50,000	(e)	7.14%
Directors, nominees and executive officers as a group (15 persons including those named above)	155,146		22.22%

(a)	Less than 1% unless otherwise noted.
(b)	Includes 400 shares held in the name of spouse.
(c)	Includes 12,500 shares held in the name of spouse.
(d)	Includes 40 shares held in the name of spouse.
(e)	Shares held by “Manufacturers and Traders Trust Co., Trustee for Frank L. Wright Money Purchase Pension Plan.”

Section 16(a) Beneficial Ownership Reporting Compliance. Based on our records, we believe that during 2003 our directors and executive officers timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934 as amended.

ELECTION OF DIRECTORS

The By-laws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three year term of office. At each annual meeting of shareholders, a class consisting of approximately one third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected. At the Annual Meeting the shareholders will be asked to elect three directors to Class A to serve until the annual meeting of shareholders in 2007 or until their successor is elected.

The Board of Directors has nominated the following persons for election as directors to Class A:

John P. Henry, III
James R. McLaughlin
Frank L. Wright

All of the nominees are presently serving as directors of the Company and of First National Bank of Mifflintown, the wholly owned bank subsidiary of the Company.

Your shares of Company Common Stock represented by your proxy will be voted FOR the election of the three named nominees unless you mark the proxy form to withhold authority to vote for one or more of the nominees. If one or more of the nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve as a director. Each nominee has expressed a willingness to serve if elected.

The Board of Directors recommends a vote FOR the election of all three nominees as directors to Class A.

Nominating Process

Nominations by the Board of Directors. The Company’s Board of Directors does not have a standing nominating committee. The Bank’s Executive Committee, however, reviews the qualifications of and makes recommendations to the Board of Directors regarding potential candidates to be nominated for election to the Board of Directors.

For more than ten years, the Bank has maintained separate advisory boards in connection with each of the communities in which the Bank maintains branch offices. Members of the advisory boards are appointed by the Bank’s Board of Directors upon recommendation by the Bank’s Executive Committee. Persons appointed to the advisory boards have tended to be shareholders, customers with significant banking relationships with the Bank, and influential business and community leaders. Service on an advisory board provides advisory board members with the opportunity to demonstrate, and the Board of Directors with the opportunity to observe and evaluate, the qualities described below that are typically considered by the Board of Directors in candidates for Director. Two of the most recent additions to the Company’s Board of Directors – Nancy S. Bratton and John P. Henry, III – previously served the Bank as advisory board members.

Also, the Board of Directors does not have any specific or minimum qualifications that must be met by a candidate to be recommended for Director by the Board of Directors other than the requirements set forth in the Company’s By-laws:

•	a natural person of full age;
•	a Pennsylvania resident; and
•	owner of at least 500 shares of the Company’s common stock.

In addition, the By-laws further provide that no person who is 72 years of age or older at the time of the meeting at which he or she is to be elected may be elected a Director. This age ceiling does not apply, however, to James R. McLaughlin, Chairman, President and Chief Executive Officer of the Company and the Bank and a nominee for election as a Director to Class A, or to Samuel F. Metz, a Director and the recently retired Chairman of the Company and the Bank. Mr. McLaughlin and Mr. Metz were members of the Board of Directors of the Bank and “grandfathered” from the age ceiling when it was adopted in connection with the organization of the Company as the bank holding company of the Bank in 1985.

In addition to the By-laws requirements, the Board of Directors seeks to create a Board that is, as a whole, strong in its collective knowledge of and diversity of skills and experience with respect to, the business of banking and the communities and markets in which the Bank competes, together with demonstrated qualities exhibiting leadership, vision and business judgment. When the Board of Directors considers a new candidate, it looks at the candidate’s qualifications in light of the needs of the Board of Directors and the Company at that time, including independence. Among other attributes considered by the Board of Directors are:

•	the highest ethical standards and integrity;
•	a willingness to act and be accountable for Board decisions;
•	an ability to provide wise, informed and thoughtful counsel to management on a range of issues;
•	a history of achievement; and
•	loyalty and commitment to the success of the Company.

Shareholder Nominations. Shareholders also may nominate candidates for election to the Board of Directors by following certain specified procedures set forth in the Company’s By-laws. In order to make such a nomination, the Bylaws require that a shareholder must be entitled to vote in the election of Directors at the relevant meeting and be a shareholder of record on both the record date for and the date of the meeting.

A nominating shareholder must notify the Secretary of the Company of a nomination, in writing, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. In the event, however, that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding meeting, then written notice by a nominating shareholder must be given to the Secretary of the Company no later than the 10th day following the day on which notice of the date of the annual meeting was mailed by the Company to shareholders.

The nominating shareholder’s notice must contain, to the extent known by the nominating shareholder:

•	the name and address of each proposed nominee;
•	the age of each proposed nominee;
•	the principal occupation of each proposed nominee;
•	the number of shares of the Company owned by each proposed nominee;
•	the total number of shares that to the knowledge of the nominating shareholder will be voted for each proposed nominee;
•	the name and residence address of the nominating shareholder; and
•	the number of shares of the Company owned by the nominating shareholder.

Biographical Summaries of Nominees and Directors

Information about the nominees for election as directors to Class A at the Annual Meeting and information about the directors in Class B and Class C is set forth below.

CLASS A DIRECTORS – TERM EXPIRES 2007

Name	Age	Principal occupation for last 5 years and position with the Company	Director Since
John P. Henry, III (3)	50	Project Manager, former owner and Vice President, PHE Mechanical Systems, Inc., Mifflintown, PA	2001
James R. McLaughlin (2)	63	Chairman (since 1/13/04), President and Chief Executive Officer of the Company and the Bank	1980	(1)
Frank L. Wright (3)	63	Attorney-at-Law Harrisburg, PA	1993

CLASS B DIRECTORS – TERM EXPIRES 2005

Name	Age	Principal Occupation for last 5 years and position with the Company	Director Since

Joseph E. Barnes, Sr.	67	Owner/Operator of Barnes Body Shop, Thompsontown, PA	1992

Nancy S. Bratton (3)	62	Owner of Bratton Insurance Agency Millerstown, PA	2001

Samuel F. Metz (2)	86	Retired Chairman of the Board of Directors of the Company and the Bank; Retired Assistant School Superintendent	1959(1)

Charles C. Saner (3)	59	Dairy Farmer	1997
CLASS C DIRECTORS–TERM EXPIRES 2006

Name	Age	Principal occupation for last 5 years and position with the Company	Director Since

Samuel G. Kint (3)	64	Retired businessman	2001
Clair E. McMillen	69	Owner/Partner, McMillen Bros., Inc., Sales Representative for silos and agricultural equipment for Van Dale, Rissler, Badger and Berg equipment	1996

Roger Shallenberger (2)	56	Vice Chairman of the Board of Directors of the Company and the Bank; President of KSM Enterprises, Inc.	1988

Lowell M. Shearer (2)	57	Secretary of the Company and the Bank; Self-employed timber, logs, logging and log hauling	1997

(1)	Includes service as director of First National Bank of Mifflintown during period prior to 1985, when the Bank became a wholly-owned subsidiary of the Company.
(2)	Member of the Executive Committee of the Bank.
(3)	Member of the Audit-Compliance Committee of the Bank.

Executive Officers

In addition to Mr. McLaughlin, Chairman, President and Chief Executive Officer of the Company and the Bank, who also serves on the Board of Directors and whose biographical information is set forth above, the executive officers of the Company and/or the Bank are:

Marcie A. Barber – age 45; Senior Vice President and Credit Services Division Manager of the Bank.

Jody G. Graybill - age 39; Vice President and Trust and Financial Services Division Manager of the Bank.

Richard R. Leitzel - age 48; Treasurer of the Company; Vice President and Chief Financial Officer of the Bank.

Timothy P. Stayer - age 51; Vice President and Community Services Division Manager of the Bank.

Board Committees and Meeting Attendance

During 2003 the Board of Directors of the Company met 12 times and the Board of Directors of the Bank met 12 times. The Board of Directors of the Company does not have, but the Board of Directors of the Bank does have, an Executive Committee and an Audit-Compliance Committee. During 2003 all of the Directors of the Company and the Bank attended at least 75% of all meetings of the respective Boards and Committees on which they served. In addition, although the Company does not have a formal policy regarding the attendance by Directors at the Annual Meeting of Shareholders, it is generally expected that each Director will attend. All of the Company’s Directors attended the Annual Meeting of Shareholders in 2003.

Executive Committee. The Executive Committee of the Bank’s Board of Directors acts on matters between regular meetings of the Board of Directors. The Executive Committee also makes recommendations regarding compensation to the Board of Directors and reviews the qualifications of and makes recommendations to the Board of Directors regarding potential candidates to be nominated for election to the Board of Directors. The Executive Committee met one time during 2003. The members of the Executive Committee are James R. McLaughlin, Samuel F. Metz, Roger Shallenberger and Lowell M. Shearer. Although they hold offices of the Company and the Bank, the Board of Directors has determined that Messrs. Shallenberger and Shearer are independent as defined in the listing standards of the National Association of Securities Dealers, Inc. (NASD) because they hold such offices in their capacities as Directors and because they do not, except as Directors, perform a policy making function, and are not otherwise in charge of a principal business unit, division or function of the Company or the Bank. Mr. Metz also is independent as defined in NASD listing standards. Mr. McLaughlin is not independent.

Audit-Compliance Committee. The Audit-Compliance Committee of the Bank’s Board of Directors is responsible for providing independent oversight of both the Bank’s and the Company’s accounting functions and internal controls. The Audit-Compliance Committee monitors the preparation of quarterly and annual financial reports by Bank and Company management, including holding discussions with management and the Company’s independent auditors about key accounting and reporting matters. The Audit-Compliance Committee also is responsible for matters concerning the relationships between the Company and the Bank, on the one hand, and its independent auditors, on the other hand, including recommending their appointment or removal; reviewing the scope of their audit services and related fees as well as other services they provide to the Company and the Bank; and determining whether the independent auditors are “independent.” In addition, the Audit-Compliance Committee oversees management’s implementation of internal control systems including, reviewing policies relating to legal and regulatory compliance, ethics and conflicts of interest; and reviewing the activities and recommendations of the Company’s and the Bank’s internal auditing program. The Audit-Compliance Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Committee has not delegated this authority or responsibility to any person or persons. A copy of the Audit-Compliance Committee Charter was included as an appendix to the Company’s Proxy Statement in connection with its 2003 Annual Meeting of Shareholders.

The Audit-Compliance Committee met four times in 2003. The members of the Audit-Compliance Committee are Nancy S. Bratton, John P. Henry, III, Samuel G. Kint, Charles C. Saner and Frank L. Wright, each of whom is independent as defined in NASD listing standards. The Board of Directors has determined that Mr. Wright is an “audit committee financial expert” as defined in Securities and Exchange Commission Regulation S-K, by reason that, based upon Mr. Wright’s undergraduate degree in Business Administration and his experience as an attorney-at-law, investor and Director of the Company and the Bank, he has: an understanding of generally accepted accounting principles and financial statements; the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; an understanding of internal controls and procedures for financial reporting; an understanding of audit committee functions; and, experience analyzing and evaluating financial statements presenting a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements.

Audit-Compliance Committee Report

The Audit-Compliance Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2003. The Audit-Compliance Committee also has discussed with Beard Miller Company, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), received from Beard Miller Company, LLP, the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit-Compliance Committees) and has discussed with Beard Miller Company, LLP, that firm’s independence. In that regard, the Audit-Compliance Committee has considered whether the provision by Beard Miller Company, LLP, of certain limited services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that it is. Based on the review and discussions referred to above, the Audit-Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Audit-Compliance Committee:

Nancy S. Bratton
John P. Henry, III
Samuel G. Kint
Charles C. Saner
Frank L. Wright

Compensation of Directors

During 2003, each director of the Company received $600.00 for each Board meeting attended and each non-employee director received $125.00 for each committee meeting attended.

The Bank has entered into Director Deferred Fee Agreements with six directors, established a Director Revenue Neutral Retirement Program in which ten current and three retired directors have elected to participate and established a Directors Split Dollar Program in which ten current and three retired directors have elected to participate. The purpose of each of these programs or plans is to make certain retirement benefits available to the directors who participate.

Pursuant to a Director Deferred Fee Agreement, a participating director may defer payment of all or a specified portion of his or her director’s fees. The Bank will establish a Deferral Account for each participating Director on its books. Benefits are funded solely out of the Bank’s general assets and are payable upon retirement, early termination, disability, death or the occurrence of a change in control of the Company or the Bank. Generally, benefits are payable in 120 equal monthly installments, each in an amount equal to 120th of the balance of the participating director’s Deferral Account, following the occurrence of an aforementioned trigger event.

Pursuant to a Director Revenue Neutral Retirement Agreement, the Bank will pay certain benefits to a participating director upon retirement, the occurrence of a change in control of the Company or the Bank, or death. The amount of the benefits is determined based upon the difference in performance of two simulated investments. Simulated Investment Number One tracks the cash surrender value of a simulated life insurance policy assuming a $50,000 one time premium. Simulated Investment Number Two tracks the return of an investment of $50,000 assuming a four percent pre-tax interest rate. The Bank will establish a Retirement Account on its books for each participating director. The value of the Retirement Account on any date will be determined by subtracting the value of Simulated Investment Number Two from the value of Simulated

Investment Number One, and dividing the difference by an adjustment rate equal to one minus the Company’s highest marginal tax rate for the previous calendar year. Upon the occurrence of a trigger event, other than death (in which event the value of the Retirement Account on the date of death is payable in a lump sum to the participating director’s beneficiary), the value of the Retirement Account on the date of the trigger event will be paid to the participating director in thirteen equal annual installments. In addition, following each plan anniversary date until death, a participating director also will be paid an amount equal to the hypothetical growth, if any, that would have occurred in the director’s Retirement Account since the immediately preceding plan anniversary date. Benefits are funded solely out of the Bank’s general assets.

Pursuant to the Directors Split Dollar Program, a participating director will receive a monthly benefit, generally beginning at age 72. The arrangement is funded by an amount of life insurance on a participating director’s life, calculated to meet the Bank’s obligations under the Program. The cash value of future benefits to be paid, which are included in other liabilities on the Company’s consolidated balance sheet, amounted to $98,535 at December 31, 2003. Annual expense of $21,108 was charged to operations for 2003.

Report on Executive Compensation

The Company does not have a compensation committee and no compensation was paid to executive officers of the Company by the Company in 2003. All compensation was paid by the Bank.

The Executive Committee of the Bank, composed of three non-employee Directors of the Bank and James R. McLaughlin, Chairman, President and Chief Executive Officer of the Company and the Bank, conducts a full review each year of the Bank’s executive compensation programs and is responsible for making recommendations to the full Board of Directors. Mr. McLaughlin does not participate in the Committee’s evaluation of his performance for purposes of his compensation. With respect to other executive officers, the Committee considers the recommendations of Mr. McLaughlin before making final recommendations to the Board of Directors.

The Bank’s executive compensation program has two main components:

Base Salary. The Executive Committee recommends base salaries for executive officers based upon competitive pay practices of other banks of similar size on a regional basis for similar positions and responsibilities. The Executive Committee obtains comparisons of base salaries paid by other banks from various sources, including L. R. Webber Associates, a Holidaysburg, Pennsylvania consulting firm. Annually, the Executive Committee recommends changes in base salaries of executive officers based on its evaluation of past performance, job duties, scope and responsibilities and expected future contributions. In determining the level of base salary, an individual’s personal performance in achieving previously established goals is the most important factor.

At-Risk Compensation Plan. In March, 2003 the Board of Directors of the Bank established the At-Risk Compensation Plan to support and promote the pursuit of the Bank’s organizational objectives and financial goals by making available additional, variable and contingent at-risk compensation in the form of cash awards. All full and part-time employees of the Bank who are employed prior to July 1 of the respective Plan year and who receive an overall rating of “Good” or better on their most recent individual performance appraisal prior to the Plan year end are eligible to receive at-risk compensation awards.

Under the Plan, the Board of Directors establishes annual performance targets in the following categories that are consistent with those contained in the Bank’s strategic business plan and financial plans, and in 2003 assigned to each category the indicated respective weighting:

• Return on Average Equity	60%
• Commercial Loan Growth	15%
• Consumer Loan Growth	5%
• Residential Mortgage Loan Growth	5%
• Growth in Low-Cost Deposits	15%

Actual performance for the year in each category is then measured against the established targets for the year and the percentage by which the target was exceeded or by which performance fell short of the target is determined for each category. These performance percentages for each category are then multiplied by the respective weighting assigned to the category and the resulting weighted percentages are then added together to obtain a total weighted performance percentage. In 2003 the Company exceed the performance targets established for each category except Consumer Loan Growth. The resulting total weighted performance percentage was 132.83%.

Based upon a matrix established by the Board of Directors and the total weighted performance percentage determined for the year, at-risk compensation award amounts are calculated according to designated percentages of an employee’s eligible compensation for the Plan year. “Eligible compensation” for purposes of the Plan is an employee’s W-2 gross wages for the Plan year, net of any prior year’s at-risk compensation award included in W-2 gross wages. The Board of Directors, however, has complete discretion as to the actual amounts of at-risk compensation awards including whether to distribute at-risk compensation awards in amounts that exceed or are less than the amounts determined according to the Plan guidelines. The percentage of eligible compensation upon which the Chief Executive Officer’s and other executive officers’ at-risk compensation awards for 2003 were based was 14.6%. The amount of Mr. McLaughlin’s bonus under the Plan for 2003 was $18,980.

Deferred Compensation and Supplemental Benefit Programs. The Bank has established certain deferred compensation and supplemental benefit programs described elsewhere in this proxy statement for certain of its executive officers. The purposes of these programs are to provide to those executive officers an economic incentive for long term service to the Company and the Bank. The Executive Committee believes that these programs are competitive with those offered by other banks of similar size on a regional basis.

Chief Executive Officer Compensation. Mr. McLaughlin’s compensation for 2003 was established based upon the same factors and policies used to establish compensation for executive officers generally subject, however, to the foregoing discussion of the At-Risk Compensation Plan.

Executive Committee:

James R. McLaughlin
Samuel F. Metz
Roger Shallenberger
Lowell M. Shearer

Company Performance

The following graph shows a comparison of the cumulative total return on Company Common Stock for the period March 28, 2002 (the date the Company’s Common Stock became registered under the Securities Exchange Act of 1934, as amended) through December 31, 2003 as compared to the Nasdaq Composite Index and the Nasdaq Bank index. Shareholder returns on Company Common Stock are based upon reports to the Company by shareholders that bought or sold shares during the indicated period. The Company is not aware of all prices at which shares traded during this period. The shareholder returns shown in the graph are not necessarily indicative of future performance.

First Community Financial Corporation

Total Return Performance

	Period Ending
Index	3/28/02	12/31/02	12/31/03
First Community Financial Corporation	$100.00	$104.30	$106.86
Nasdaq Composite Index	$100.00	$72.37	$108.56
Nasdaq Bank Index	$100.00	$95.40	$123.96

The performance illustrated assumes that $100 was invested in Company Common Stock and each index on March 28, 2002 (the date the Company’s Common Stock became registered under the Securities Exchange Act of 1934, as amended) and that all dividends were reinvested.

Executive Compensation

The following table shows cash and other compensation paid or accrued to the Company’s Chief Executive Officer for each of the last three years. No other forms of compensation, stock options or stock awards were provided to the named executive officer. No other executive officers of the Corporation or the Bank received salary and bonus in excess of $100,000 in 2003.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation		Other Annual Compensation	All Other Compensation (2)
		Salary (1)	Bonus
James R. McLaughlin Chairman (2004),	2003	$130,000	$18,980	—	$45,950
President and Chief Executive Officer,	2002	$120,000	$6,000	—	$41,656
Director	2001	$112,164	$3,365	—	$38,954

(1)	Does not include directors fees.
(2)	Includes for 2003, 2002 and 2001, respectively, the following compensation amounts: (i) 401(k) plan matching and discretionary contributions, $7,922, $6,554 and $6,544; (ii) the amount accrued under a salary continuation plan, $37,466, $34,576 and $31,926; and (iii) the amount of premiums paid by the Company under the Company’s group term life replacement plan, $562, $526 and $484. Due to a change in reporting methodology (from the present value of the economic benefit to the executive to the amount accrued by the Company as an expense) the amounts shown in the table and reported in the footnote with respect to the salary continuation plan for 2001 and 2002 have been restated.

The Bank maintains a 401(k) plan for the benefit of eligible employees. Employer contributions include a matching of a portion of employee contributions and a discretionary contribution determined each year by the Board of Directors. The Bank’s contribution on behalf of all of the participants may not be in excess of the maximum amount deductible for tax purposes under Section 404(a) of the Internal Revenue Code of 1986, as amended. In general, this amount cannot be more than fifteen percent (15%) of the compensation otherwise paid during the taxable year to all employees under the profit sharing plan.

The Bank has entered into Salary Continuation Plans with five of its current senior officers and one of its former senior officers, including Mr. McLaughlin, in order to provide them with supplemental retirement income. In the case of Mr. McLaughlin, the retirement benefit is fixed at $29,000 for the first year and increases thereafter at a rate of 3.50% per year and is paid for a term of fifteen (15) years. Vesting in the benefits of the salary continuation plans is determined within the discretion of the Board of Directors. An intended purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.

In 1997 the Bank’s Board of Directors established an Officer Group Term Replacement Plan for the benefit of three current senior officers and one former senior officer, including Mr. McLaughlin. This Plan provides participating officers with a life insurance benefit equal to two times current salary, but not in excess of a certain predetermined amount. For example, Mr. McLaughlin’s benefit is capped at $224,000.

Transactions with Management

During 2003 some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may be expected to have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Independent Certified Public Accountants

The Board of Directors again has selected Beard Miller Company LLP, as the Company’s independent certified public accountants for 2004. Representatives of the firm are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Greenawalt & Company, P.C., of Mechanicsburg, Pennsylvania, were the appointed independent certified public accountants for the Corporation in 2001. Because the Corporation had attained, as of December 31, 2001, more than 500 shareholders of record, the Corporation was required to register its securities with the Securities and Exchange Commission (SEC) in 2002 and begin filing periodic reports with the SEC according to applicable law and regulation. Greenawalt & Company, P.C. advised the Corporation that it does not practice in the area of SEC reporting and, therefore, declined to stand for re-appointment following expiration of its engagement related to auditing the Corporation’s financial statements for the year ending December 31, 2001. At its January 2002 meeting, the Board of Directors approved the appointment of Beard Miller Company LLP, as the Corporation’s independent accountants for 2002. Prior to its engagement of Beard Miller Company LLP, the Company had not consulted with Beard Miller Company LLP regarding any matter.

Greenawalt & Company, P.C’s report on the Company’s financial statements for 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended and approved by the full Board of Directors. There were no disagreements with Greenawalt & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Audit Fees and Non-Audit Fees. Aggregate fees billed for professional services rendered for the Company and the Bank by Beard Miller Company LLP as of or for the fiscal years ended December 31, 2003 and 2002 are set forth below.

	2003	2002
Audit Fees	$46,698	$44,761
Audit Related Fees	0	0
Tax Fees	$3,435	$0
All Other Fees	$7,457	$9,356

TOTAL	$57,590	$54,117

Audit Fees for 2003 and 2002 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q(SB), consents and other assistance required to complete the year-end audit of the consolidated financial statements, including review of the Company’s Annual Report on Form 10-K(SB).

Tax Fees for 2003 were for services related to tax compliance.

All Other Fees for 2003 were related to an audit of the Bank’s trust department, due diligence in connection with a proposed acquisition, and review of a contract to which the Bank’s trust department is a party. All Other Fees for 2002 were related to due diligence in connection with a proposed acquisition.

None of the services described above was approved by the Audit Committee under the de minimus exception provided by Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

Shareholder Communications with the Board of Directors

The Company does not have a formal process for shareholders to send communications to the Board of Directors. Any shareholder may write to the Company, or to one or more of the Directors, at the Company’s address. The Company will forward all such communications, without prior review, to the persons to whom the communications are directed.

[ FIRST COMMUNITY FINANCIAL CORPORATION LOGO ]

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Clyde R. Bomgardner, J. Paul Peoples and Barbara M. Zook, or any of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all First Community Financial Corporation Common Stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 13, 2004, at 10:00 A.M., at the Cedar Grove Brethren in Christ Church located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of all three nominees for director to Class A and will vote in accordance with the directions of Company management on such other matters that may properly come before the meeting.

Please mark your votes as indicated in this example                 ☒

Proxy Item 1 —

Election of three directors to Class A to serve for a three (3) year term. Nominees: John P. Henry III, James R. McLaughlin and Frank L. Wright.

FOR all nominees listed herein (except as withheld) in space provided	WITHHOLD AUTHORITY to vote for all nominees listed herein
[ ]	[ ]

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

(Signature of Shareholder)
(Signature of Shareholder)
Dated: , 2004